Exhibit 3.7

CERTIFICATE OF MERGER

OF

EYES ENTERPRISES, INC.
(a Delaware corporation)

WITH AND INTO

EYES ON THE GO, INC.
(a Delaware corporation)

EYES ON THE GO, INC., a Delaware corporation ("EOTG"), which desires to merge with EYES ENTERPRISES, INC., a Delaware corporation ("Merger Sub"), pursuant to the provisions of Section 251 of the General Corporation Law, does hereby certify as follows:

1.     The names of the constituent entities (the "Constituent Entities") are EYES ON THE GO, INC. and EYES ENTERPRISES, INC. Each of the Constituent Entities is a corporation incorporated under the General Corporation Law.

2.     An Agreement and Plan of Merger, dated as of May 1, 2011 (the "Merger Agreement"), by and among AVENUE EXCHANGE CORP., a Delaware corporation (the "Parent"), Merger Sub and EOTG has been approved, adopted, certified, executed, and acknowledged by both of the Constituent Entities in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware, and, to the extent required by law, by the Parent.

3.     EOTG shall be the surviving corporation in the merger (the "Surviving Corporation"). The name of the Surviving Corporation shall be EYES ENTERPRISES, INC.

4.     The current certificate of incorporation of EOTG is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the Corporation is EYES ENTERPRISES, INC.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law, as the same exists or may hereafter be amended.

ARTICLE III

The address of the Corporation's registered office in the State of Delaware is 800 Delaware Avenue, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is Delaware Corporations, LLC.

ARTICLE IV

The total number of shares of stock which the corporation shall have authority to issue is ten thousand shares (10,000) of Common Stock, par value S0.01 per share.

ARTICLE V

To the full extent that the General Corporation Law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment or rescission of this Article V, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, rescission or adoption of an inconsistent provision.

ARTICLE VI

The Board of Directors shall have the power to make, alter, amend or repeal the By-Laws of the Corporation, except to the extent that the By-Laws otherwise provide.

ARTICLE VII

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII

The Corporation shall, to the full extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

5.     The executed Merger Agreement is on file at the office of the Surviving Corporation at 60 Broadway, P1112. Brooklyn. New York.

6.     A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Entity.

7.     This Certificate of Merger and the merger provided for herein, shall become effective at the time that this Certificate of Merger is tiled with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, EYES ON THE GO, INC. has caused this Certificate of Merger to he executed b its officer authorized thereunto, this 9th day of May 2011.

EYES ON THE GO, INC.

By: /s/ Christopher Carey
        President